UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2018

Accenture plc

(Exact name of Registrant as specified in its charter)

Ireland	001-34448	98-0627530
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 Grand Canal Square

Grand Canal Harbour

Dublin 2, Ireland

(Address of principal executive offices)

Registrant’s telephone number, including area code: (353) (1) 646-2000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.02	Unregistered Sales of Equity Securities.

On March 13, 2018 (the “Merger Date”), Accenture Holdings plc, an Irish public limited company (“Accenture Holdings”), and Accenture plc, an Irish public limited company and the parent company of Accenture Holdings, completed the previously announced merger (the “Merger”) pursuant to the common draft terms of merger dated December 15, 2017, pursuant to which Accenture Holdings was merged with and into Accenture plc, with Accenture plc as the surviving entity, and Accenture Holdings was dissolved without going into liquidation.

On the Merger Date, pursuant to the Merger, holders of ordinary shares of Accenture Holdings (other than Accenture plc and Accenture Holdings itself), who primarily consisted of current and former members of Accenture plc leadership and their permitted transferees, received one Class A ordinary share of Accenture plc with a nominal value of $0.0000225 per share in exchange for each ordinary share of Accenture Holdings with a nominal value of €0.000001 per share owned at the effective time of the Merger.

In connection with the Merger, Accenture plc issued a total of 25,554,372 Class A ordinary shares to holders of ordinary shares of Accenture Holdings (other than Accenture plc and Accenture Holdings itself) at the effective time of the Merger. As part of the substantive application brought by Accenture plc and Accenture Holdings for a final order confirming the Merger, the High Court of Ireland (the “Irish High Court”) held a hearing at which all interested parties, including all holders of ordinary shares of Accenture Holdings, had a right to appear and of which adequate notice had been given. At the hearing, the Irish High Court confirmed the fairness of the terms and conditions (both procedurally and substantively) of the Merger to holders of ordinary shares of Accenture Holdings. Accenture plc’s issuance of Class A ordinary shares in connection with the Merger was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 3(a)(10) of the Securities Act.

Item 8.01	Other Events.

In connection with the Merger, by operation of law effective on the Merger Date, (i) all of the assets and liabilities of Accenture Holdings were acquired by Accenture plc, (ii) each holder of Accenture Holdings’ ordinary shares (other than Accenture plc and Accenture Holdings itself) received one Class A ordinary share of Accenture plc in exchange for each ordinary share of Accenture Holdings held by such holder at the effective time of the Merger, (iii) all legal proceedings pending by or against Accenture Holdings are continued with the substitution, for Accenture Holdings, of Accenture plc as a party, and (iv) contracts, agreements and instruments to which Accenture Holdings was a party are construed and have effect as if Accenture plc had been a party thereto instead of Accenture Holdings, and Accenture plc has the same rights and is subject to the same obligations to which Accenture Holdings was subject under such contracts, agreements and instruments. Therefore, as a result of the Merger, holders of ordinary shares of Accenture Holdings became holders of Class A ordinary shares of Accenture plc, and Accenture Holdings ceased to exist.

In addition, on the Merger Date, Accenture plc redeemed, without any action on the part of the former holders of ordinary shares of Accenture Holdings, the outstanding Class X ordinary shares of Accenture plc held by the former holders of ordinary shares of Accenture Holdings in accordance with Accenture plc’s articles of association. Accordingly, Accenture plc intends to file a Form 15 with the Securities and Exchange Commission to terminate the registration of the Class X ordinary shares of Accenture plc under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and to suspend its reporting obligations under Sections 13 and 15(d) of the Exchange Act with respect to Class X ordinary shares. The Form 15 will not affect Accenture plc’s reporting obligations under the Exchange Act with respect to the Class A ordinary shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: March 13, 2018	ACCENTURE PLC

	By:	/s/ Joel Unruch
	Name:	Joel Unruch
	Title:	Corporate Secretary